Exhibit 10.1
AGREEMENT

     THIS AGREEMENT is made this 20th day of February, 2008, by and between 1st & 10 Properties, Corp., and 1st & 10 Investment Corp.

     As it will be so stated in THIS AGREEMENT, 1st & 10 Investment Corp., will be the exclusive property management company for 1st & 10 Properties, Corp., acting as a fully functioning company in the following manner.

1.	To collect all rents due by the tenants
2.	To provide all property related services to tenant.
3.	To work in a coordinated working relationship with all associations related to the rented properties.
4.	To keep accurate records of all income and outward expenses related to the rented properties.
5.	To supply adequate personnel to cover all functions stated above.
6.	1st & 10 Investment Corp will be compensated by the prevailing market commission rate for services rendered.

     By virtue of THIS AGREEMENT, and as evidenced by the signatures below, this instrument shall be binding and interpreted according to the laws of Florida.  This agreement shall be binding for a minimum of no less than twelve months of the effective date and shall terminate upon discretion of Joseph Kandel, CEO of 1st & 10 Properties, Corp, or as determined by a majority vote of the Board of Directors of 1st & 10 Properties, Corp or as otherwise designated.

/s/ Barbara Shapiro 2/20/08	/s/ Joseph Kandel 2/20/08
On behalf of 1st & 10 Properties, Corp./Date	On behalf of 1st & 10 Investment Corp./Date
Barbara Shapiro	Joseph Kandel